February 14, 2013

Andrew L. Tussing

President & COO

Vaccinogen, Inc.

5300 Westview Drive, Suite 406

Frederick, MD 21703

Dear Andrew:

In response to our recent discussions, we are pleased to propose a binding Agreement (“Agreement”) between First Liberties Financial, a New York corporation together with its subsidiaries, successors and assigns, hereby referred to as FLF, a broker-dealer registered with the SEC and member of FINRA, with principal offices at 369 Lexington Avenue, Suite 311, New York, NY 10017 and Vaccinogen, Inc., a company with executive offices located at 5300 Westview Drive, Suite 406, Frederick, MD 21703 (together with its affiliates, parent companies, subsidiaries, successors and assigns, hereby referred to as the “Company”), collectively known as Parties, as follows:

1.           Services to be Rendered. During the Term, the Company hereby retains FLF to provide corporate financial advisory services and to serve as its advisor and placement agent for a best-efforts private placement (the “Placement”) of the Company’s equity or debt securities in an amount expected to provide maximum gross proceeds of Forty Two Million U.S. dollars ($42,000,000). The structure and terms of the Placement will be mutually agreed upon by (FLF and the Company. FLF agrees that it will use its best efforts to find purchasers of the Shares or debt securities (the “Investors”), and any such Investors shall qualify themselves as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 (the “Act”), but FLF disclaims any agreement, expressed or implied, in this Agreement or otherwise, that it will be successful in placing the Shares or arranging Debt. FLF shall identify prospective sources of capital to Company and advise Company of such prospect(s) in writing. Company shall, after review and discussion, advise FLF in writing to approach directly or arrange introductions to selected prospects. Such prospects shall then become identified as the FLF’s List of Introduced Persons. Shares may be purchased in the Placement by an affiliate of FLF and/or directly by or via an affiliate of one or more of FLF’s principals, provided that such entity qualifies as an “accredited investor” as of the date of such purchase. It is understood that the decision by FLF to act as Placement Agent will depend on satisfactory results of FLF’s due diligence investigation and the final approval by FLF’s internal investment banking commitment committee. Notwithstanding anything in this Agreement to the contrary, the Company shall have the sole and absolute discretion to accept or not accept, in whole or in part, the terms of any subscription for Shares.

FLF – Vaccinogen, Inc.. Engagement Letter

February 5, 2013

CONFIDENTIAL

2.           Information. In connection with FLF’s engagement, the Company will furnish, or cause to be furnished, to FLF all data, material and other information requested by FLF for the purposes of performing the services contemplated hereunder, subject to a non-disclosure agreement signed by FLF and the Company. The Company represents and warrants to FLF that any such information, any reports required by it to be filed by it with any state or federal authority (collectively “Reports”) and any other information supplied to FLF or Investors by or on behalf of the Company in connection with the Placement will not contain any materially untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company agrees to use its best efforts to cooperate with FLF in connection with the provision of services by FLF hereunder, including attendance or participation via phone by appropriate officers or principals of the Company (with reasonable notice and availability) for meetings coordinated by FLF.

3.            Offering Materials. The Company, with advice and support provided by FLF, shall prepare disclosure documents to be provided to potential purchasers of the Shares as offering materials (the "Offering Materials"). The Company represents and warrants to the best of its knowledge that the Offering Materials will not, as of the Closing Date of the Placement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary to make the statements contained therein, not misleading. FLF recognizes and acknowledges that it is not authorized to make any representations and statements to any potential purchaser other than and to the extent that such representations and statements are contained in the Offering Materials.

4.            Term and Termination. The engagement of FLF shall begin as of the date hereof and continue indefinitely until (a) the Company raises the total of $42 million of either equity or debt or (b) either Party terminates the Agreement by providing a 30 day written notice to the other Party. During the Term, either party hereto may terminate the Agreement by giving 30 days prior written notice to the other party (“Termination Notice”). Upon expiration or termination of this Agreement, FLF shall have no further obligations to the Company hereunder. If any party that was first introduced to the Company by FLF during the Term makes an investment in the Company within twenty four (24) months of termination of the Term, FLF shall be entitled to fees and warrants as outlined in paragraph 5 herein. Any fees due or claimed by any other placement agents, advisors or representatives of the Company prior to, during or after the Term are solely the responsibility of the Company. Sections 2, 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive termination and remain operative and in full force and effect.

5.            Fees and Expenses. In consideration for providing the services contemplated herein, the Company agrees to pay FLF the following:

(i) The Company agrees to (a) pay FLF for each of its debt or equity Placements on the initial Closing Date of the Placement, and on the date of any subsequent closing of such Placement, a cash fee (the “Cash Placement Agent Fee”) of seven percent (7%) of the gross proceeds of the debt or equity issue, and (b) issue to FLF, and/or its designees, upon the final closing of the Placement, warrants (the “Placement Agent Warrants”) to purchase an aggregate number of Shares equal to five percent (5%) of the total number of Shares subscribed for in any such equity placement The Placement Agent Warrants shall have a term of five (5) years from the Closing Date of the Placement, have a cashless exercise option in the event of corporate sale or initial public offering of the Company, be exercisable for Shares identical to those sold in the Placement, and have an exercise price per Share equal to the final per-Share offering price of the Shares subscribed for in the Placement; and

(ii) The Company will also reimburse FLF, upon request, for documented expenses (“Out-of-Pocket Expenses”) reasonably and directly incurred in serving as its financial advisor and Placement Agent for the Placement (including travel and reasonable fees and disbursements of FLF’s counsel), which are, in the aggregate, not expected to exceed twenty-five thousand dollars ($25,000).

FLF – Vaccinogen, Inc.. Engagement Letter

February 5, 2013

CONFIDENTIAL

6.             Obligations Limited. FLF shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, the Company and shall have no liability hereunder in regard thereto.

7.             Indemnification. The Company agrees to indemnify FLF and its representatives, agents, partners, affiliates, subsidiaries, successors, officers and directors in accordance with the indemnification provisions set forth in Appendix A, attached hereto and made part hereof.

8.             No Liability. The Company agrees that neither FLF nor any of its partners, affiliates, subsidiaries, successors, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either FLF’s engagement under this Agreement or any matter referred to in this Agreement, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company are determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of FLF in performing the services that are the subject of this Agreement.

9.             Independent Contractor. The parties hereto acknowledge and agree that the engagement of FLF hereunder is not intended to confer rights upon any person (including shareholders, employees or creditors of FLF) not a party hereto as against the Company or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. FLF shall act as an independent contractor under this Agreement, and does not create any partnership, joint venture or other similar relationship between the Company and FLF and any duties arising out of its engagement shall be owed solely to the Company. FLF shall have no authority to accept any order or to bind or obligate the Company in any way or to renew any debt or obligation for or on account of the Company without the Company’s prior written consent. As an independent contractor, FLF will be solely responsible for its income and all other applicable taxes. FLF shall have no restrictions to on its ability to provide services to companies other than the Company, except as stated herein.

10            Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement and this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties hereto.

11.           Publicity. With the Company’s prior review and approval, which shall not be unreasonably withheld or delayed, FLF may, at its own expense, place customary tombstone announcements or advertisements in financial newspapers and journals describing its services hereunder upon completion of the Placement.

12.           Assignment; Benefit. Neither party hereto, without the explicit prior written consent of the other may assign this Agreement or, in whole or in part, the rights and obligations hereunder. The provisions of the Agreement will be binding upon and inure to the benefit of the parties hereto and then respective heirs, legal representatives, permitted successors and assigns.

13.           Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any prior or contemporaneous communications, understandings, arrangements, discussions and agreements between the parties hereto concerning the subject matter herein. No change, amendment or supplement to, or waiver of this Agreement will be valid or of any effect, except by the written agreement of the parties hereto. The waiver of any particular condition, precedent, or provision provided by this Agreement will not constitute the waiver of any other.

FLF – Vaccinogen, Inc.. Engagement Letter

February 5, 2013

CONFIDENTIAL

14.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions. Any action or proceeding brought by either party against the other party arising out of or related to this Agreement shall be brought exclusively in the courts of the Commonwealth of Pennsylvania located in Montgomery County, Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and FLF consent to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this Agreement is brought by any third party against FLF or any indemnified party; except as to any third party claim as to which the court before which such third party claim is pending has determined by final non-appealable order that FLF or an indemnified party is not subject to jurisdiction. The Company agrees that a final judgment in any such proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to the jurisdiction of which the Company is or may be subject, by suit upon such judgment. Each of FLF and the Company waives all right to trial by jury in any proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this agreement.

15.           Representations. Each party hereto represents, warrants and covenants to the other party that (a) it has the power and authority to enter into this Agreement and to perform its respective obligations hereunder, (b) it will comply with all applicable laws, rules and regulations and (c) that it has all licenses and memberships required to perform obligations and services hereunder. The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body, including, without limitation, those associated with any sales pursuant to Regulation D under the Act, “blue sky” laws, and the laws of the foreign countries in which the securities will be offered or sold that are required to be made by the Company. In addition, the Company shall be hereby notified that certain states, most notably the State of New York, may require “blue sky” filings to be submitted to the respective state securities regulators prior to any solicitation of investors in such states.

16.           Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument.

17.            Notices. Any notice, consent or other communication given pursuant to this Agreement shall be in writing and shall be effective when (i) delivered personally, (ii) sent by facsimile (with receipt confirmed), provided that a copy is mailed registered mail, return receipt requested, or (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addressee set forth below:

If to FLF:	Mr. Hilary Bergman
First Liberties Financial
369 Lexington Avenue
New York, NY 10017

FLF – Vaccinogen, Inc.. Engagement Letter

February 5, 2013

CONFIDENTIAL

If to the Company:	Mr. Andrew L. Tussing
Vaccinogen, Inc.
5300 Westview Drive, Suite 406
Frederick, MD 21703

If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us one fully executed copy of this Agreement.

Sincerely,

First Liberties Financial

By:	/s/ Hilary Bergman
Hilary Bergman
President

Intending to be legally bound the foregoing
Is Confirmed and Agreed to by:

Vaccinogen, Inc.

By:	/s/ Andrew L. Tussing	Date: 26 February 2013
Name:	Andrew L. Tussing
Title:	President

By:	/s/ Michael G. Hanna	Date: 26 February 2013
Name:	Michael G. Hanna, Jr., Ph.D.
Title:	Chief Executive Officer

FLF – Vaccinogen, Inc.. Engagement Letter

February 5, 2013

CONFIDENTIAL

APPENDIX A
INDEMNIFICATION

The Company agrees to indemnify and hold harmless First Liberties Financial and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents, consultants and controlling persons (FLF) and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FLF of the services contemplated by, or the engagement of FLF pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether of not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FLF’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of FLF pursuant to, or the performance by FLF of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FLF’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action, provided that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

FLF – Vaccinogen, Inc.. Engagement Letter

February 5, 2013

CONFIDENTIAL

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FLF on the other hand, of the Placement as contemplated whether or not the Placement is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and FLF of the Placement as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Placement bear to the fees paid or to be paid to FLF under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that FLFshall not be required to contribute any amount in excess of the amount by which fees paid FLF hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FLF has otherwise been required to pay.

The Company agrees that without FLF’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which FLF or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse FLF on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment of arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.